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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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/X/	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to §240.14a-12
Boise Cascade Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice and Proxy Statement
Boise Cascade Corporation Annual Meeting of Shareholders Boise, Idaho April 15, 2004

BOISE CASCADE CORPORATION

NOTICE OF ANNUAL MEETING
Thursday, April 15, 2004
2 p.m., Mountain Daylight Time

Boise Cascade Corporation
1111 W. Jefferson St.
Boise, Idaho

March 8, 2004

Dear Shareholder:

        You are cordially invited to attend our 2004 annual meeting of shareholders to:

  •
  elect four directors to serve three-year terms;

  •
  approve the appointment of our independent accountants for 2004;

  •
  consider and act upon one shareholder proposal; and

  •
  conduct other business properly brought before the meeting.

        Shareholders who owned stock at the close of business on February 23, 2004, can vote at the meeting.

        Your vote is important. Whether you plan to attend or not, please sign, date, and return the enclosed proxy card in the envelope provided. If you attend the meeting and prefer to vote at that time, you may do so.

        Thank you for your ongoing support of and continued interest in Boise.

Sincerely yours,

George J. Harad Chairman and Chief Executive Officer

i

ii

 Boise Cascade Corporation

        Boise Cascade Corporation ("Boise") is a multinational contract and retail distributor of office supplies and paper, technology products, and office furniture. Boise is also a major distributor of building materials and an integrated manufacturer and distributor of paper, packaging, and wood products. We are headquartered in Boise, Idaho, with domestic and international operations. We own or control approximately 2.4 million acres of timberland in the United States. The address of our corporate headquarters is 1111 West Jefferson Street, PO Box 50, Boise, Idaho 83728, and our telephone number is 208/384-6161. You can visit us on the Internet at www.bc.com.

 Annual Meeting Information

Proxy Statement

        This proxy statement summarizes information we must provide to you under the rules of the Securities and Exchange Commission (SEC). It is designed to assist you in voting your shares. We began mailing these proxy materials on or about March 8, 2004.

Voting

        If your shares are registered directly in your name, you are considered a shareholder of record and will receive your proxy materials from us. If your shares are held through a broker, bank, or other financial institution, you are considered the beneficial owner of shares held in street name and will receive your proxy materials from your broker or other institution.

        Shareholders of record can vote by:

  •
  returning a completed proxy card by mail to our independent tabulator, Corporate Election Services, Inc.;

  •
  delivering a completed proxy card to the inspector of election prior to the annual meeting; or

  •
  completing a ballot and returning it to the inspector of election during the annual meeting.

        If you hold your shares in street name, you can vote by submitting a voting instruction card to your broker or other institution.

        If you submit a properly executed proxy card, the individuals named on the card, as your proxies, will vote your shares in the manner you indicate. If you sign and return the card without indicating your instructions, your shares will be voted for the:

  •
  election of the four nominees to serve three-year terms on our board of directors; and

  •
  appointment of KPMG LLP ("KPMG") as our independent accountants for 2004;

        and against the shareholder proposal to:

  •
  separate the position of chairman of the board and chief executive officer.

        If you are a shareholder of record, you may revoke or change your proxy instructions at any time prior to the vote at the annual meeting. To do so:

  •
  deliver a new proxy to the independent tabulator, Corporate Election Services, Inc.;

  •
  give us written notice of your change or revocation; or

  •
  attend the annual meeting and vote in person.

        If you hold your shares in street name, you may revoke or change your proxy instructions at any time prior to the vote at the annual meeting by submitting new voting instructions to your broker or other institution.

        Each share of Boise stock is entitled to one vote. As of February 23, 2004 (the record date for determining shareholders entitled to vote at the meeting), we had the following outstanding voting stock:

Type/Series of Stock	Number of Shares Outstanding

Common stock	87,280,947
Convertible preferred stock, Series D (ESOP)	3,703,677

Employees Who Are Shareholders

        If you are an employee of Boise or one of its subsidiaries and you participate in the Employee Stock Ownership Plan (ESOP) fund or a Boise common stock fund in one of the company's savings plans, you will receive one proxy for all of your shares in these plans. ESOP participants may instruct the plan's trustee how to vote the shares allocated to their accounts, as well as a proportionate amount of unallocated and unvoted shares. Participants in a company common stock fund may instruct the plans' trustee how to vote the shares allocated to their accounts. If you do not provide instructions, the plans provide that the trustee will vote your shares in the same proportion as shares for which other participants have provided voting instructions.

Confidential Voting Policy

        We have a confidential voting policy. Shareholders' votes on our proxy card will not be disclosed to us other than in limited situations. The tabulator will collect, tabulate, and retain all proxy cards and will forward any comments written on the proxy cards to management.

Votes Necessary for Action to be Taken

        A quorum is necessary to hold a valid meeting. A quorum will exist if a majority of the shareholders entitled to cast votes at the meeting are present in person or by proxy.

        The four nominees who receive the greatest number of votes at the annual meeting will be elected as directors.

        The shareholder proposal regarding separating the position of chairman of the board and chief executive officer requires an affirmative vote of the majority of the votes cast on this matter. If this proposal is approved, our board of directors will determine whether to separate the chairman of the board and chief executive officer positions. Our current Bylaws allow the separation of these two positions. We would, however, need to formally amend our Bylaws to prohibit the chairman from serving concurrently as chief executive officer.

        Abstentions do not count as votes cast either for or against the directors or any of the proposals. Broker nonvotes do not count as votes cast either for or against any of the proposals.

Proxy Solicitation

        We pay the expenses of soliciting proxies. We retained D. F. King and Company Inc. to assist us in the distribution and solicitation of proxies. We will pay D. F. King a fee of $15,000, plus expenses, for these services. Proxies may also be solicited on our behalf by directors, officers, and other employees in person or by telephone or electronic transmission. We will not, however, specially compensate these persons for doing so.

 Items You May Vote On

1.   Election of Directors

        We have four nominees for election this year. Detailed information on each nominee is provided beginning on page 6. If a nominee is unavailable for election, either we will vote the proxies for another nominee recommended by the Governance and Nominating Committee and nominated by the board of directors or the board may reduce the number of directors to be elected at the meeting.

Your board unanimously recommends a vote "FOR"
each of these nominees.

2.   Appointment of Independent Accountants

        Our Audit Committee appointed KPMG to serve as our independent accountants for 2004, subject to shareholder approval. Representatives of KPMG will be present at the annual meeting to answer questions. They will also have the opportunity to make a statement if they desire to do so.

        Audit services provided by KPMG during 2003 included an audit of the consolidated financial statements included in our Form 10-K, audits of employee benefit plan financial statements, and a review of other filings with the SEC and other governmental agencies. For additional information regarding the services KPMG provided for us during the year, see the "Audit Committee Report" on page 13.

        On April 18, 2002, our Audit Committee engaged KPMG as the company's firm of independent accountants for 2002, replacing Arthur Andersen LLP, which had served the company since 1956. Arthur Andersen's reports on Boise's consolidated financial statements for 2000 and 2001 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

        During 2000 and 2001 and through April 18, 2002, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen's satisfaction, would have caused Arthur Andersen to make reference to the subject matter in connection with its report on Boise's consolidated financial statements for those years.

Your board unanimously recommends a vote "FOR" the approval
of KPMG as our independent accountants for 2004.

3.   Shareholder Proposal Regarding Separation of Position of Chairman of the Board and Chief Executive Officer

        In November 2003, we received a shareholder proposal to separate the position of chairman of the board and chief executive officer.

Proposal

        The United Association S&P 500 Index Fund, 1 Freedom Valley Drive, Oaks, Pennsylvania 19456, which owns 3,596 shares of Boise Cascade common stock, has given us notice that it intends to present the following proposal at the annual meeting.

    RESOLVED, that the shareholders of Boise Cascade Corporation ("Company") urge the Board of Directors to take the necessary steps to amend the by-laws to require that, subject to any presently existing contractual obligations of the Company, an independent director shall serve as Chairman of the Board of Directors, and that the Chairman of the Board of Directors shall not concurrently serve as the Chief Executive Officer.

Statement by Shareholder in Support of the Proposal

        The Board of Directors is elected by shareholders to oversee management and its Chairman provides leadership for the Board. The Business Roundtable has noted that "the paramount duty of the board of directors is to select a Chief Executive Officer and to oversee the CEO and other senior management. . . ." The Business Roundtable, Principles of Corporate Governance, May 2002.

        We believe that to be effective a board of directors must be led by a Chairman who is independent of management, for, in our opinion, having the same individual serve in both positions necessarily impairs the Chairman's ability to hold the CEO accountable.

        The Conference Board recently issued a report on corporate governance. The Commission's members included John Snow, U.S. Treasury Secretary and Former Chairman of CSX Corporation; John Bogle, the Founder and former Chairman of Vanguard Group; Arthur Levitt Jr., former SEC Chairman; and former Federal Reserve System Chairman Paul Volcker. Its report stated:

    The Commission is profoundly troubled by the corporate scandals of the recent past. The primary concern in many of these situations is that strong CEOs appear to have exerted a dominant influence over their boards, often stifling the efforts of directors to play the central oversight role needed to ensure a healthy system of corporate governance. . . .

    The ultimate responsibility for good corporate governance rests with the board of directors. Only a strong, diligent and independent board of directors that understands the key issues, provides wise counsel and asks management the tough questions is capable of ensuring that the interests of shareowners as well as other constituencies are being properly served. The Conference Board Commission on Public Trust and Private Enterprise, Findings and Recommendations, Jan. 9, 2003.

        The Report discussed three principal approaches to provide the appropriate balance between board and CEO functions, including:

    The roles of Chairman and CEO would be performed by two separate individuals, and the Chairman would be one of the independent directors. The Commission recommends that each corporation give careful consideration, based on its particular circumstances, to separating the offices of the Chairman and Chief Executive Officer. The Commission believes that separating the positions of Chairman and CEO is fully consistent with the objectives of the [Sarbanes-Oxley] Act, the proposed New York Stock Exchange listing requirements, and the proposed NASDAQ requirements, and that separating the roles of Chairman and CEO enhances implementation of the Act and stock exchange reforms.

        Our Company's Chairman is also its CEO. We urge your support for this proposal to have an independent director serve as Chairman.

Statement by Directors in Opposition to the Proposal

        We share the proponent's view that every company needs a strong, diligent, and independent board of directors. All members of our board are independent, outside directors, except our chief executive officer, Mr. Harad. In addition, the company's Audit, Executive Compensation, and Governance and Nominating Committees are each composed solely of independent directors. Having a single person serve as chairman and chief executive officer does not compromise the board's independence.

        The functions of the board are carried out by the full board and its independent committees, not by the chairman or the CEO acting alone. Our independent directors have a strong history of reviewing strategy, company performance, and CEO performance without the CEO present. These directors also have full access to other members of senior management and are free to discuss matters with these managers outside the presence of the CEO.

        Our independent directors meet on a regular basis outside the presence of Mr. Harad or other members of management. The directors have chosen a lead director, the chair of our Committee of Outside Directors, to convene and preside over these sessions and to act as the liaison between the independent members of the board and the chairman. Our lead independent director is also responsible for:

  •
  coordinating the activities of our independent directors;

  •
  facilitating communications between the chairman of the board, CEO, and other board members;

  •
  reviewing meeting agendas and schedules, as well as board materials, prior to board meetings;

  •
  consulting with the chairman of the board to assure that appropriate topics are being discussed with sufficient time allocated for each; and

  •
  reviewing the results of the CEO's performance evaluation with the CEO and with the chair of the Executive Compensation Committee.

        When performing these duties, our lead independent director consults with the chairs of our other board committees, as needed, to avoid any dilution of their authority or responsibility.

        We believe Mr. Harad's leadership strengthens the board. The CEO provides an important operational and technical bridge between the board and management and lends context for the matters the board considers. These unique benefits may be lost by rigidly mandating that the chairman be independent. Our Bylaws do not preclude the board from concluding that the positions of chairman and CEO be held by different individuals if the board were to determine that such a separation would serve the best interests of the company and its shareholders. Because our Bylaws provide the appropriate flexibility for the selection of the chairman, this proposal imposes an unnecessary restriction that is not in the best interests of the company and its shareholders.

The Board of Directors Unanimously Recommends a Vote "AGAINST"
the Proposal to Separate the Position of
Chairman of the Board and Chief Executive Officer.

4.   Other Matters to be Presented at the Meeting

        Management does not know of any other matters to be voted on at the meeting. If, however, other matters are presented for a vote at the meeting, the persons named on the enclosed proxy card will vote your properly executed proxy according to their judgment on those matters.

 Board of Directors

Structure

        Messrs. Macdonald and Shrontz are retiring from the board in April 2004 because they have reached our mandatory retirement age for directors. We thank Messrs. Macdonald and Shrontz for their many years of thoughtful counsel and loyal service to our board.

        Our board of directors, comprised of 11 persons after Messrs. Macdonald's and Shrontz' retirement, is divided into three classes for purposes of election. Shareholders elect one class at each annual meeting to serve for a three-year term.

        Four directors are nominees for reelection in 2004, each to hold office until the annual meeting of shareholders in 2007 or until he or she reaches mandatory retirement age, whichever is sooner.

        Our other directors are not up for election this year and will continue in office for the remainder of their terms or until they retire.

Directors Nominated This Year for Terms Expiring in 2007

Claire S. Farley, 45, joined our board of directors in 2000. In September 2002, Ms. Farley became the chief executive officer of Randall & Dewey, a leading provider of transaction and advisory services to the oil and gas industry. Before taking a hiatus from employment from May to September 2002, she was the chief executive officer of Trade-Ranger Inc., a global Internet-based marketplace dedicated to buying and selling materials and services used by the energy industry, from January 2001 to May 2002. Ms. Farley was the chief executive officer of Intelligent Diagnostics, Inc., an Internet-based developer of artificial intelligence software used to diagnose medical conditions, from October 1999 to December 2000. She was a corporate officer for Texaco, Inc., from 1997 to October 1999, having been with the company since 1981. In addition, Ms. Farley served as president of Texaco's Worldwide Exploration and New Ventures division from 1998 to 1999 and as president of its Texaco North America Production from 1997 to 1998. She is also a director of Newfield Exploration Company.

Rakesh Gangwal, 50, joined our board of directors in 1998. In July 2003, Mr. Gangwal became the chairman, president, and chief executive officer of Worldspan, a provider of travel technology and information services to the travel and transportation industry. This position followed a hiatus in Mr. Gangwal's employment from November 2001 to June 2003. He was the president and chief executive officer of US Airways Group, Inc., the parent corporation for US Airways' mainline jet and express divisions as well as several related companies, from 1998 until his resignation in November 2001. Mr. Gangwal was also the president and chief executive officer of US Airways, Inc., the main operating arm of US Airways Group, from 1998 until his resignation. He was the president and chief operating officer of US Airways Group, Inc., and US Airways, Inc., from 1996 to 1998. On August 11, 2002, US Airways Group, Inc., and its seven domestic subsidiaries, including its principal operating subsidiary, US Airways, Inc., filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Virginia. US Airways Group, Inc., and its subsidiaries emerged from bankruptcy protection under the First Amended Joint Plan of Reorganization of US Airways Group, Inc., and Affiliated Debtors and Debtors-in-Possession, As Modified, which became effective on March 31, 2003.

Gary G. Michael, 63, joined our board of directors in 1997. Beginning in June 2003, Mr. Michael left his retirement to serve in a volunteer capacity as the interim president of the University of Idaho. He was the chairman of the board and chief executive officer of Albertsons, Inc., a retail food and drug company, from 1991 until his retirement in June 2001. Mr. Michael is also a director of Harrah's Entertainment Inc., IDACORP, Inc., Questar Corporation, and The Clorox Company and former chairman of the Federal Reserve Bank of San Francisco.

A. William Reynolds, 70, joined our board of directors in 1989. Mr. Reynolds was the chief executive of Old Mill Group, a private investment firm, from 1995 until his retirement in 2000. He was the chairman of the board and chief executive officer of GenCorp Inc., a diversified manufacturing and service company, from 1987 to 1995. Mr. Reynolds is also the former chairman of the Federal Reserve Bank of Cleveland.

Directors Whose Terms Expire in 2006

Richard R. Goodmanson, 56, joined our board of directors in 2000. Since February 2000, he has been an executive vice president and the chief operating officer of DuPont, a broadly diversified company and the largest chemicals producer in the U.S. He joined DuPont in May 1999 as an executive vice president and co-chief operating officer. Mr. Goodmanson was the president and chief executive officer of America West Airlines from 1996 to April 1999.

Edward E. Hagenlocker, 64, joined our board of directors in 1998. He retired from Ford Motor Company, an automotive manufacturer, after serving as its vice-chairman from November 1996 to January 1999. He also served as the chairman of Visteon Automotive Systems, an automotive parts business and enterprise of Ford Motor Company, from 1997 until his retirement in January 1999. Mr. Hagenlocker is also a director of Air Products and Chemicals, Inc., American Standard Companies Inc., AmerisourceBergen Corporation, and Lucent Technologies Inc.

George J. Harad, 59, is the company's chairman and CEO. He became a director and president of the company in 1991. He was elected chief executive officer of Boise in 1994 and became chairman of the board in 1995. Mr. Harad has been an executive officer of the company since 1982. He is also a director of The Dial Corporation.

Jane E. Shaw, 65, joined our board of directors in 1994. Since 1998, Dr. Shaw has been the chairman of the board and chief executive officer of Aerogen, Inc., a company specializing in the development of pulmonary drug delivery systems. She founded The Stable Network, a biopharmaceutical consulting firm, in 1995 and has worked as a consultant in the biopharmaceutical industry since that time. Dr. Shaw was the president and chief operating officer of ALZA Corporation, a pharmaceutical company, from 1987 to 1994. She is also a director of Intel Corporation and McKesson Corporation.

Directors Whose Terms Expire in 2005

Francesca Ruiz de Luzuriaga, 49, joined our board of directors in 1998. From November 1999 to April 2000, Ms. Luzuriaga served as the chief operating officer of Mattel Interactive, a business unit of Mattel, Inc., one of the major toy manufacturers in the world. Prior to holding this position, she served Mattel as its executive vice president, worldwide business planning and resources, from 1997 to 1999 and as its chief financial officer from 1995 to 1997. Since leaving Mattel, Ms. Luzuriaga has been working as an independent business development consultant. She is also a director of Providian Financial Corporation.

Carolyn M. Ticknor, 56, joined our board of directors in 2000. Ms. Ticknor was a vice president of Hewlett-Packard Company, a global provider of computing, printing, and imaging products and services, from 1995 until her retirement in February 2001. She was also the president of HP's Imaging and Printing Systems from 1999 until her retirement, and had served as the president or general manager of HP's LaserJet Solutions since 1994. Ms. Ticknor is a director of AT&T Wireless and VERITAS Software. She is also a director of the Lucile Packard Children's Hospital, a private organization, at the Stanford University Medical Center in California.

Ward W. Woods, 61, joined our board of directors in 1992. He was president and chief executive officer of Bessemer Securities, LLC, a privately held investment company, from 1989 until his retirement in December 1999. Mr. Woods is a member, through wholly owned corporations, of the general partner of Bessemer Holdings, L.P., and affiliated investment partnerships. He is also a special partner of Bessemer Holdings & Co. Mr. Woods is a director of Bessemer Securities, LLC, Bessemer Trust Co., and several other private companies.

Business Relationships

        Boise has transactions with organizations in which our directors or executive officers serve as an officer, director, trustee, investor, or have some other direct or indirect relationship. These transactions are entered into in the ordinary course of business and involve Boise purchasing or providing some good or service on a non-exclusive basis and at arms-length negotiated rates.

        In 2003, the following companies purchased office products from Boise Office Solutions: Air Products and Chemicals, Inc., AmerisourceBergen Corporation, and Lucent Technologies (Edward Hagenlocker is a director); AT&T Wireless (Carolyn Ticknor is a director); The Dial Corporation (George Harad is a director); Harrah's Entertainment Inc., Questar Corporation, and The Clorox Corporation (Gary Michael is a director); DuPont (Richard Goodmanson is the executive vice president and chief operating officer); Intel Corporation and McKesson Corporation (Jane Shaw is a

director); Newfield Exploration Company (Claire Farley is a director); Providian Financial Corporation (Francesca Ruiz de Luzuriaga is a director); and Worldspan (Rakesh Gangwal is the chairman, president, and chief executive officer).

        In 2003, we purchased a variety of goods and services from: Air Products and Chemicals, Inc. and Lucent Technologies (Edward Hagenlocker is a director); AT&T Wireless and VERITAS Software (Carolyn Ticknor is a director); IDACORP, Inc., Harrah's Entertainment Inc., and Questar Corporation (Gary Michael is a director); and DuPont (Richard Goodmanson is the executive vice president and chief operating officer).

        Our board has determined these transactions are not material relationships under the New York Stock Exchange's Corporate Governance Listing Standards and do not impair the independence of these named directors.

 Director Compensation

        Our current board members, except Mr. Harad (a salaried employee of Boise), receive compensation for board service. In 2003, that compensation included:

Annual Retainer:	$45,000
Annual Committee Chair Stipend:	$6,500
Attendance Fees:	$1,500 for each board meeting
$1,000 for each committee meeting
Expenses related to attendance
Annual Stock Options:	3,000 shares

Boise Incentive and Performance Plan

        Through our shareholder-approved Boise Incentive and Performance Plan (BIPP) (which replaced our Director Stock Option Plan, among others), each nonemployee director receives a form of long-term equity compensation (e.g., stock options or restricted stock). In 2003, our directors were granted stock options. The options are exercisable one year after the grant date, and they expire the earlier of (a) three years after the director's retirement, resignation, death, or termination as a director or (b) 10 years after the grant date. Individuals who are directors on July 31 receive a grant on that date. Directors appointed between August 1 and December 31 receive a grant when they join our board.

        In 2003, each nonemployee director was granted an option to purchase 3,000 shares of our common stock at a price equal to the stock's closing market price on the grant date. We will expense the options awarded in 2003 over a 12-month period beginning in August 2003. The BIPP prohibits the repricing of stock options without shareholder approval.

Director Stock Compensation Plan

        Through our shareholder-approved Director Stock Compensation Plan, nonemployee directors can elect to receive part or all of their compensation in stock options rather than cash. Under the plan, the directors must specify by December 31 of each year how much of their compensation for the following year they wish to receive in the form of stock options.

        Options are granted to participating directors at the end of each calendar year, equal in value to the cash compensation that the participating directors would otherwise have received. The number of option shares granted to a participating director is based on the amount of compensation he or she elected to have paid in options and the market value of our common stock on July 31 of each year. The options have an exercise price of $2.50 per share, can be exercised six months after the date of grant, and expire three years after the director's resignation, retirement, or termination as director. Six of the 12 eligible directors participated in this plan in 2003, and six of the 10 eligible directors have elected to participate in the plan in 2004.

Director Deferred Compensation Plan

        Our directors' deferred compensation plan allows each nonemployee director to defer all or a portion of his or her cash compensation.

        Nonemployee directors may defer from a minimum of $5,000 to a maximum of 100% of their cash compensation in a calendar year. Amounts deferred through December 31, 2003, are credited with imputed interest at a rate equal to 130% of Moody's Composite Average of Yields on Corporate Bonds. In the event of a change in control of the company, as defined in the plan, a trust may pay our obligations under the deferred compensation plan. For more information on this trust, see "Deferred Compensation and Benefits Trust" on page 30.

        As of December 31, 2003, nine directors participated in the deferred compensation program.

 Meetings of the Board

        During 2003, our board of directors met seven times. In addition to meetings of the full board, directors also attended meetings of board committees. All the directors attended at least 75% of the meetings of the board and the committees on which they served. Overall, our directors had an attendance rate of 94%.

        While we do not have a formal policy requiring them to do so, we encourage our directors to attend our annual meeting. All our directors attended our 2003 annual meeting of shareholders.

The Board of Directors and Committee Membership

Director	Committee of Outside Directors		Executive Compensation Committee		Audit Committee		Governance and Nominating Committee

Claire S. Farley	X		X		X
Rakesh Gangwal	X		X				X
Richard R. Goodmanson	X		X		X
Edward E. Hagenlocker	X						X	*
George J. Harad
Gary G. Michael	X		X	*
A. William Reynolds	X	*			X
Francesca Ruiz de Luzuriaga	X				X	*
Jane E. Shaw	X		X				X
Carolyn M. Ticknor	X				X		X
Ward W. Woods	X		X		X
2003 Meetings	2		5		9		4

(*)
Committee chair.

 Committee of Outside Directors

        The Committee of Outside Directors is comprised solely of our independent directors and meets outside the presence of Mr. Harad (our only management director). The committee reviews our CEO's performance against his individual and corporate goals and strategies. It also reviews the board's performance and processes and evaluates the communication among the board, management, and shareholders. The committee meets at least twice each year.

        The chair of our Committee of Outside Directors acts as the lead independent director for our board. Our lead independent director is responsible for:

  •
  convening and presiding at all meetings of the board at which the chairman is not present, including executive sessions of the independent directors;

  •
  coordinating the activities of our independent directors;

  •
  facilitating communications between the chairman of the board, CEO, and other board members;

  •
  reviewing meeting agendas and schedules, as well as board materials, prior to board meetings;

  •
  consulting with the chairman of the board to assure that appropriate topics are being discussed with sufficient time allocated for each; and

  •
  reviewing the results of the CEO's performance evaluation with the CEO and with the chair of the Executive Compensation Committee.

        When performing these duties, our lead independent director consults with the chairs of our other board committees, as needed, to avoid any dilution of their authority or responsibility.

        You may contact our independent directors by writing to them in care of Karen E. Gowland, vice president and corporate secretary, 1111 West Jefferson Street, PO Box 50, Boise, Idaho 83728, or by e-mailing them at directors@bc.com. All correspondence will be referred to our lead director. While we do not screen these communications, copies will be forwarded to our general counsel and corporate secretary.

 Governance and Nominating Committee

        The Governance and Nominating Committee, comprised entirely of independent directors meeting the independence requirements of the New York Stock Exchange, is responsible for:

  •
  assisting the board in identifying qualified individuals for board membership;

  •
  recommending the composition of the board and its committees;

  •
  monitoring the process to assess board and committee effectiveness;

  •
  developing and implementing Boise's corporate governance guidelines;

  •
  reviewing director compensation and benefits; and

  •
  responding to shareholder proposals.

        The board of directors has established qualifications for directors, including the ability to apply good and independent judgment in a business situation and the ability to represent the interests of all our shareholders and constituencies. A director also must be free from any conflicts of interest that would interfere with his or her loyalty to our shareholders and us. In evaluating board candidates, the committee considers these qualifications as well as several other factors, including but not limited to:

  •
  demonstrated maturity and experience;

  •
  geographic balance;

  •
  expertise in business areas relevant to Boise;

  •
  background as an educator in business, economics, or the sciences; and

  •
  diversity of background, with particular consideration to female and minority candidates.

        The Governance and Nominating Committee relies on management and director recommendations and the use of third-party search firms when identifying potential board candidates. Because we did not recruit potential board candidates, we did not utilize a third-party search firm in 2003.

        The Governance and Nominating Committee does not have a written policy regarding shareholder nominations for directors. In accordance with our Bylaws, however, the committee will consider shareholder nominations for directors (see "Shareholder Nominations for Directors" on page 32). Boise has not yet received any shareholder nominations or recommendations for director for our 2004 proxy statement.

 Audit Committee Report

        The Audit Committee of the board of directors oversees Boise's accounting and financial reporting processes, system of internal controls, and audits of Boise's financial statements. The committee also assists the board in the oversight of Boise's compliance with legal and regulatory requirements; the independence, performance, and qualifications of the independent accountant; and the performance of Boise's internal audit function. It is comprised entirely of independent directors as required by the New York Stock Exchange listing standards and by its own written charter, attached to this Proxy Statement as Appendix A. All the committee members are "financially literate," and Ms. Ruiz de Luzuriaga, the committee chair, qualifies as an "audit committee financial expert" as defined by the Securities and Exchange Commission.

        The Audit Committee, formed in 1969, has had a charter since 1973. The committee periodically reviews and updates that charter based on changes in its responsibilities and changes in SEC regulations or New York Stock Exchange listing standards.

Audit Committee Responsibilities

        The Audit Committee's responsibilities include:

  •
  discussing with management and the independent accountant Boise's annual audited financial statements and unaudited quarterly financial statements, including matters required for review under applicable legal, regulatory, or NYSE requirements;

  •
  discussing with management and the independent accountant, as appropriate, earnings press releases, analyst guidance, and other financial information provided to the public;

  •
  recommending, for shareholder approval, the independent accountant to examine Boise's accounts, controls, and financial statements;

  •
  discussing with management and the independent accountant, as appropriate, any audit problems or difficulties and management's response, as well as Boise's risk assessment and risk management policies;

  •
  reviewing Boise's financial reporting and accounting standards and principles, significant changes in those standards or principles or in their application, and the key accounting decisions affecting Boise's financial statements;

  •
  reviewing and approving Boise's internal corporate audit staff functions, including (i) purpose, authority, and organizational reporting lines and (ii) annual audit plan, budget, and staffing;

  •
  reviewing, with the chief financial officer, controller, director of internal corporate audit functions, or others, Boise's internal system of audit, financial, and disclosure controls, and the results of internal audits;

  •
  obtaining and reviewing, at least annually, a written report from the independent accountant delineating the accounting firm's internal quality-control procedures and any material issues raised within the preceding five years by the accounting firm's internal quality-control review, by peer reviews of the firm, or by any governmental or other inquiry or investigation relating to any audit conducted by the firm;

  •
  assessing auditor independence and absence of conflicts of interest by reviewing, at least annually, all relationships between the independent accountant and Boise;

  •
  setting policies for hiring employees or former employees of Boise's independent accountant;

  •
  reviewing and investigating matters pertaining to management's integrity, including conflicts of interest or adherence to codes of ethics as required in Boise's policies; and

  •
  establishing procedures concerning the submission, receipt, retention, and treatment of complaints and concerns regarding accounting, internal accounting controls, or audit matters.

        The committee, or an authorized committee member, must also preapprove any audit and permitted nonaudit services provided to Boise by its independent accountant, KPMG.

Audit, Audit-Related, and Other Nonaudit Services

        For audit services, KPMG provides the Audit Committee with an engagement letter each year outlining the scope of the audit services proposed to be performed during the fiscal year. The Audit Committee reviews the engagement letter and, if agreed to by the committee members, formally accepts it at the committee's February meeting.

        In addition to its audit services for the annual financial statements, KPMG provides the company with other audit-related and tax-related services (such as audits of the company's employee benefit plans; various advisory and professional services, including tax compliance, advice, and planning; acquisition due diligence and consulting; and technical accounting research and consultation). Each year, Boise's management submits to the Audit Committee a list of proposed audit-related and other nonaudit services and associated fees that it recommends be provided by KPMG for the fiscal year. Boise's management and KPMG each confirm to the committee that all the services on the list are permissible under applicable legal requirements. The committee reviews the proposed services and fees and, if agreed to by committee members, formally approves those services and associated fees. The Audit Committee is periodically informed of the services actually provided by KPMG pursuant to this preapproval process.

        To ensure prompt handling of unexpected matters, the Audit Committee delegated to its chair the authority to amend or modify the list of approved permissible audit and nonaudit services and fees. The chair reports any action taken at the next Audit Committee meeting.

        KPMG must ensure that all audit and nonaudit services provided to Boise have been pre-approved by the Audit Committee. Boise's vice president and controller is responsible for tracking KPMG's audit fees against the budget for such services and reports at least annually to the Audit Committee.

        The company did not use KPMG for any of the following nonaudit services in 2003:

  •
  bookkeeping or other services related to our accounting records or financial statements;

  •
  financial information systems design and implementation;

  •
  appraisal or valuation services, fairness opinions, or contribution-in-kind reports;

  •
  actuarial services;

  •
  internal audit outsourcing services;

  •
  management functions or human resources;

  •
  broker or dealer, investment adviser, or investment banking services; or

  •
  legal services and expert services unrelated to the audit.

Based on this review, the committee believes that KPMG's provision of its nonaudit services is compatible with maintaining its independence.

        The following table sets out the various fees for services provided by KPMG.

Annual Fees for 2002 and 2003

	Amounts
Description	2002	2003

Audit Fees(1)	$1,578,900	$3,461,686
Audit-Related Fees(2)	175,400	314,443
Tax Fees(3)	168,984	188,798
All Other Fees	—	—

(1)
Professional audit services, including KPMG's audit of the company's annual financial statements for 2001, 2002, and 2003; its review of the financial statements included in the company's Forms 10-Q; and assistance with registration statements, comfort letters, and consents. The Audit Fees for 2003 include KPMG's audit of the company's 2001 financial statements.

(2)
Audit-Related Fees include attestation and other services traditionally performed by companies' independent accountants (such as audits of the company's employee benefit plans and consultation and assistance on implementation of Sarbanes-Oxley Section 404).

(3)
Professional services provided by KPMG for tax compliance, tax advice, and tax planning.

Financial Statement Recommendation

        The Audit Committee is responsible for recommending to the board that the company's audited financial statements be included in its Form 10-K. The committee took a number of steps in making this recommendation for 2003, including discussing with KPMG the:

  •
  conduct of the audit, including information regarding the scope and results of the audit, as required by the Statement on Auditing Standards No. 61, Communication with Audit Committees; and

  •
  auditors' independence, including receipt of a letter from KPMG regarding its independence, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

        As the final step to this procedure, the Audit Committee reviewed and discussed with KPMG and management the company's audited consolidated balance sheet at December 31, 2003, and its audited consolidated statements of income (loss), cash flows, and shareholders' equity for the year ended December 31, 2003.

        Based on the discussions with Boise's management regarding the audited financial statements and KPMG regarding its audit and independence, the Audit Committee recommended to the board that these financial statements be included in the company's 2003 Form 10-K.

Leased Personnel

        KPMG's full-time, permanent employees conducted the audit of the company's 2003 financial statements. Leased personnel were not employed with respect to this audit engagement.

Audit Committee of the Board of Directors

  Francesca Ruiz de Luzuriaga, Chair
  Claire S. Farley
  Richard R. Goodmanson
  A. William Reynolds
  Carolyn M. Ticknor
  Ward W. Woods

 Executive Compensation Committee Report

        The Executive Compensation Committee of the board of directors operates under a written charter and is comprised entirely of directors meeting the independence requirements of the New York Stock Exchange. The board established this committee to discharge the board's responsibilities relating to compensation of the company's chief executive officer and each of the company's executive officers. The committee has overall responsibility for approving and evaluating all compensation plans, policies, and benefit programs as they affect the CEO and executive officers. The following report explains the basis for the committee's compensation decisions during 2003.

        The company's salary policy provides for compensation at competitive levels for all employees. The committee believes executive compensation should be designed to:

  •
  closely align compensation with the performance of the company on both a short-term and long-term basis;

  •
  link each executive's compensation to the performance of the individual executive officer and the areas of the company for which he or she is responsible;

  •
  attract, motivate, reward, and retain the broad-based management talent critical to achieving the company's business goals; and

  •
  encourage ownership of company common stock by executive officers.

        To ensure that compensation levels remain competitive, the committee analyzes information on executive compensation practices from a wide variety of sources. We survey and analyze compensation practices and data for executives holding comparable positions throughout general industry and at distribution, specialty retailing, and paper and forest products companies. The committee also assesses compensation practices and data from a representative peer group of companies designed by outside consultants.

        The committee and management use information, surveys, and data compiled by outside human resource consulting firms to assist them in structuring the company's compensation programs. In 2003, we used services provided by Hewitt Associates, Mullin Consulting (formerly Management Compensation Group), Stern Stewart & Co., and Marsh Financial Services. Beginning in 2004, the committee will also retain and utilize the services of a compensation consultant who will report directly to the committee.

Changes in Compensation Program

        In 2003, we changed our equity compensation program by changing the way we deliver long-term incentive compensation to our executive officers and other key employees. We implemented these changes in response to increased investor focus on executive compensation, to deal with the uncertainty surrounding the expensing of stock options, to address increasing shareholder dilution associated with stock option grants, to provide us with the appropriate compensation tools during this transitional time in our company's history, and to meet the design goals of our executive compensation program. In particular, we elected to grant restricted stock awards instead of stock options to our officers and other key employees. A restricted stock award is a grant that vests over time and/or is subject to performance criteria. Upon vesting, employees receive Boise common stock they own outright.

        In December 2003, we announced we would begin expensing stock option grants. Although the committee granted no stock options to executive officers in 2003, these officers may hold options granted in prior years under the company's Key Executive Stock Option Plan. These options were priced at fair market value on the date of grant. Our option plans specifically prohibit the repricing of options without shareholder approval, and the company has never issued stock appreciation rights. Our previously granted stock option awards do not require that executives hold the shares acquired through the exercise of options; however, our stock ownership guidelines for executive officers strongly encourage the retention of all equity-based awards. Option holders do not receive dividend payments or equivalents for the options they hold.

        During 2003, the company did not award any performance units under its Key Executive Performance Unit Plan. Performance units were formerly part of the company's long-term compensation program and provided the opportunity for cash awards based on the company's performance relative to the performance of a number of our forest and paper products competitors over a three-year period. Because of the company's changing business mix and significant changes in the composition of our competitor group, the committee believes this compensation tool no longer meets the design goals of our executive compensation program. Although we did not grant any performance units in 2003, there may still be a payout for performance units granted in prior years. When previously reported performance units mature, we will report any payout in the Summary Compensation Table.

Components of Executive Compensation

        Boise's executive compensation program now has four principal components:

  •
  base salary;

  •
  annual variable incentive compensation;

  •
  long-term incentive compensation; and

  •
  other compensation and benefit plans.

        We target total compensation for executive officers (the sum of base salary, annual variable incentive compensation, and long-term compensation) at the 50th percentile of our selected peer group companies. We believe our annual variable incentive compensation component links executive compensation directly to the company's financial performance, and the long-term incentive compensation component links executive compensation to growth in the company's stock value.

        The company's compensation plans reflect the committee's intent and general practice to pay compensation that the company can deduct for purposes of federal income tax. Executive compensation decisions, however, necessarily involve some subjective judgment. From time to time, we may pay amounts that are not tax deductible to meet the design goals of our executive compensation program.

Base Salary

        The committee reviews base salaries for executive officers on an annual basis and at the time of promotions or other increases in responsibilities. Each position within the company, including each executive officer position, has an established salary guideline. The midpoint of each salary guideline approximates the median salary, adjusted for company size (in sales), of equivalent positions at our peer group companies. While the salary target range for our executive officers is the midpoint of the salary guideline, an individual's salary may fall above or below the midpoint based on a subjective evaluation of factors such as the individual's level of responsibility, individual performance, and tenure.

        Each year, the committee reviews the criteria discussed above and establishes the chief executive officer's base salary. Our Committee of Outside Directors formally reviews the chief executive officer's performance against a written performance plan. In 2003, Mr. Harad's base salary was $1,000,008. This amount is at the 33rd percentile of the salary guideline for our chief executive officer. In March 2003, Boise announced steps to achieve cost reductions, which included freezing salaries, due to the continuing economic challenges facing our company. Because of this freeze, Mr. Harad did not receive an increase in base salary in 2003. Mr. Harad has not had a salary increase since April 2001.

Annual Variable Incentive Compensation (Bonus)

        Annual variable incentive compensation bonuses are based on a percentage of each executive officer's base salary. Each year the committee establishes objective performance criteria, bonus target percentages, and other terms and conditions of awards under our variable incentive compensation plan. The committee also oversees administration of the plan as it concerns executive officers.

        In 2003, we based variable incentive compensation on a single, quantitative measure—the company's "economic value added." Economic value added is determined by calculating the company's operating profit and then subtracting a pretax charge for the financial cost of the capital used to generate that profit. Studies indicate that increases in economic value added have a high positive correlation to increases in shareholder value over time. In 2003, the company's "economic value added" improved 16.6% over the prior year's results but fell below targeted amounts.

        The committee establishes target payouts for the CEO and each executive officer using the average bonus targets, adjusted for company size (in sales), of equivalent positions at our peer group companies. Target bonus amounts are specified as a percentage of the executive officer's base salary. In 2003, target bonus amounts for executive officers ranged from 45% to 100% of base salary, depending on position, and were payable in cash. The target payout for Mr. Harad was $1,000,008, or 100% of his base salary. Depending on the achievement of the objective performance goals, Mr. Harad's actual payout under this plan could have exceeded the targeted amount if the company had exceeded the objective performance goals established by the committee.

        Under the 2003 annual variable incentive compensation plan, Mr. Harad received a payment in 2004 equal to $667,205, or 66.72% of his base salary, as reported in the Summary Compensation Table on page 24. This bonus payout is below the 25th percentile for target bonus payouts for chief executive officers within our peer group. The Summary Compensation Table reflects amounts paid to all of our named executive officers under this variable incentive compensation program.

Long-Term Incentive Compensation (Restricted Stock Awards)

        The Boise Incentive and Performance Plan ("BIPP"), adopted in 2003, permits the grants of annual incentive awards, stock, restricted stock, restricted stock units, performance stock, performance units, stock appreciation rights (SARs), and stock options (including performance based or indexed stock options). This plan gives the company flexibility in providing competitive incentive compensation that closely aligns the interests of our employees and nonemployee directors with those of our shareholders. The committee oversees administration of the plan covering executive officers.

        In July 2003, Boise issued restricted stock awards to its executive officers rather than stock options. The committee determined the number of restricted stock awards to grant by:

  •
  analyzing peer group companies' competitive compensation;

  •
  considering outside consultant recommendations; and

  •
  taking into account each individual's salary guideline and responsibilities.

The committee also considered the number of stock options previously granted to individuals, as well as individual performance and retention goals.

        Under the BIPP, no participant may receive more than 1,500,000 shares of restricted stock in any fiscal year. This provision reflects the committee's view that the plan is intended to provide long-term incentive compensation to a broad spectrum of the company's management. The restricted stock awards we granted in 2003 did not require executive officers to retain the shares received at vesting; however, because we expect our executive officers to meet our stock ownership guidelines for executive officers, they are strongly encouraged to retain these shares.

        The 2003 grants are performance-accelerated restricted stock with a three-year vesting period. The stock will vest in July 2006; however, if the company meets identified stock price performance targets, some or all of the stock may vest as early as January 31, 2005. The grants to our CEO and named executive officers are also subject to cash flow requirements. This requirement restricts the amount of shares that can vest in any year (on a fair market value basis) to a specified percentage of the company's cash flow for the prior year. Shares that would have otherwise vested, but for the cash flow requirement, do not vest and are forfeited.

        During 2003, the committee granted Mr. Harad two restricted stock awards consisting of 140,300 and 120,000 shares of the company's common stock. Both of Mr. Harad's grants are subject to the same performance-based vesting schedule and cash flow requirements applicable to the grants to our other executive officers. In addition, Mr. Harad's second grant is subject to additional performance criteria related to the timely acquisition and integration of OfficeMax and the evaluation of strategic alternatives for the company's paper and building solutions businesses. Before any shares may vest, the committee must determine, in its sole and absolute discretion, whether Mr. Harad has satisfied these additional performance criteria. Depending on that determination, the committee may maintain the full amount of the granted shares or reduce the number of shares that will vest to a lesser amount, including a reduction to zero.

        As of December 31, 2003, the company's stock had risen from $24.79 on July 31, 2003 (the date of the original grant), to $32.86, an increase of 32.6%. Assuming that Mr. Harad satisfies the other performance criteria and cash flow requirements related to his grants, and based on the stock price performance targets achieved as of January 31, 2004, at least 75% of Mr. Harad's restricted stock grants may vest on January 31, 2005. The performance criteria, vesting provisions, and performance goals are described more fully in footnote number 4 to the Summary Compensation Table on page 24. The performance criteria, vesting provisions, and performance goals of the 2003 restricted awards may differ significantly from any future awards the committee may grant.

Other Compensation Plans

        The company's executive officers receive additional compensation in the form of payments, allocations, or accruals under various other compensation and benefit plans. Among these plans and benefits are a deferred compensation plan, a supplemental early retirement plan, and an agreement that formalizes the executive officer's severance benefits if the officer is terminated following a change in control. You can read more about each of these plans and benefits on page 27 under "Other Benefit Plans." Each of these plans is an integral part of the company's compensation program.

Stock Ownership Guidelines

        In 1999, the committee established stock ownership guidelines for executive officers. These guidelines are intended to increase the officers' equity stake in the company and more closely align their interests with those of our shareholders. These guidelines provide that, over time:

  •
  the chief executive officer should acquire and maintain stock ownership equal to three times his base salary;

  •
  the senior vice presidents should acquire and maintain stock ownership equal to twice their base salary; and

  •
  the vice presidents should acquire and maintain stock ownership equal to their base salary.

        Stock held directly, common stock and preferred stock held indirectly through our SSRP, stock units held under our deferred compensation plan, a portion of each restricted stock award, and a portion of an executive officer's unexercised stock options were all taken into consideration when calculating whether an officer met his or her stock ownership guidelines. All our executive officers have met or are making progress toward meeting their stock ownership guidelines.

Executive Compensation Committee of the Board of Directors

  Gary G. Michael, Chair
  Claire S. Farley
  Rakesh Gangwal
  Richard R. Goodmanson
  Jane E. Shaw
  Ward W. Woods

 Performance Graph

        The following graph compares the five-year cumulative total return (assuming dividend reinvestment) for the Standard & Poor's 500 Index, the Standard & Poor's 500 Specialty Stores Index, Boise, and a peer group of paper and forest products companies. The companies in the S&P 500 Specialty Stores Index are AutoNation, AutoZone, Bed Bath & Beyond, Boise, Office Depot, Staples, Tiffany & Co., and Toys R Us. The companies in the peer group are Boise, Georgia-Pacific, International Paper, Louisiana-Pacific, MeadWestvaco, and Weyerhaeuser.

175
150
125
100
75
50
DOLLARS
S&P 500 Index
S&P 500 Specialty Stores Index
Boise Cascade Corporation
Peer Group
1998
1999
2000
2001
2002
2003

Company/Index Name	Base Period 1998	Return 1999	Return 2000	Return 2001	Return 2002	Return 2003
S&P 500 Index	$100	$121.04	$110.02	$ 96.95	$ 75.52	$ 97.18
S&P 500 Specialty Stores Index	100	71.46	59.62	96.23	85.53	115.17
Boise Cascade Corporation	100	132.74	112.46	115.87	87.74	116.99
Peer Group	100	137.36	101.17	102.49	87.58	120.73

 Stock Ownership

Directors and Executive Officers

        The directors, nominees for director, and executive officers furnished the following information to us regarding the shares of our common stock that they beneficially owned on December 31, 2003.

Ownership of Boise Common Stock

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Directors(1)
Claire S. Farley	17,730	*
Rakesh Gangwal	17,808	*
Richard R. Goodmanson	12,415	*
Edward E. Hagenlocker	12,572	*
George J. Harad	1,786,890	1.84%
Gary G. Michael	17,731	*
A. William Reynolds	36,277	*
Francesca Ruiz de Luzuriaga	17,417	*
Jane E. Shaw	25,720	*
Carolyn M. Ticknor	10,500	*
Ward W. Woods	43,665	*
Other Named Executives(2)
Christopher C. Milliken	225,928	*
Theodore Crumley	470,802	*
John W. Holleran	370,543	*
John C. Bender	258,637	*
All directors, nominees for director, and executive officers as a group (1)(2)(3)	3,775,400	3.89%
*Less than 1% of class

(1)
Beneficial ownership for the directors includes all shares held of record or in street name, plus options granted but unexercised under the Director Stock Compensation Plan ("DSCP"), Director Stock Option Plan ("DSOP"), and Boise Incentive and Performance Plan ("BIPP"), described beginning on page 9 under "Director Compensation." The number of shares subject to options under the DSCP included in the beneficial ownership table is as follows: Ms. Farley, 5,558 shares; Ms. Ruiz de Luzuriaga, 3,917 shares; Ms. Shaw, 9,220 shares; and Messrs. Gangwal, 5,308 shares; Goodmanson, 2,915 shares; Hagenlocker, 72 shares; Michael, 2,741 shares; Reynolds, 9,777 shares; Woods, 17,165 shares; and directors as a group, 56,673 shares. The number of shares subject to options under the DSOP included in the beneficial ownership table is as follows: Ms. Farley, 6,500 shares; Ms. Ruiz de Luzuriaga, 9,500 shares; Ms. Shaw, 13,500 shares; Ms. Ticknor, 6,500 shares; and Messrs. Gangwal, 9,500 shares; Goodmanson, 6,500 shares; Hagenlocker, 9,500 shares; Michael, 7,500 shares; Reynolds, 13,500 shares; Woods, 13,500 shares; and directors as a group, 96,000 shares. The number of shares subject to options under the BIPP included in the beneficial ownership table is as follows: Ms. Farley, 3,000 shares; Ms. Ruiz de Luzuriaga, 3,000 shares; Ms. Shaw, 3,000 shares; Ms. Ticknor, 3,000 shares; and Messrs. Gangwal, 3,000 shares; Goodmanson, 3,000 shares; Hagenlocker, 3,000 shares; Michael, 3,000 shares; Reynolds, 3,000 shares; Woods, 3,000 shares; and directors as a group, 30,000 shares.

(2)
The beneficial ownership for these executive officers includes all shares held of record or in street name, plus options previously granted but unexercised under the Key Executive Stock Option Plan, which was replaced by the 2003 Boise Incentive and Performance Plan; interests in shares of common stock held in the Boise Cascade Common Stock Fund by the trustee of the company's Savings and Supplemental Retirement Plan ("SSRP"), a defined contribution plan qualified under Section 401(a) of the Internal Revenue Code; deferred stock units held under the 2001 Key Executive Deferred Compensation Plan; and restricted stock granted under the 2003 Boise Incentive and Performance Plan. The executive officers may vote the restricted stock but may not sell or transfer it during the maximum three-year restriction period. For further information regarding vesting of the restricted stock, see footnote 4 under the "Summary Compensation Table." The following table indicates the nature of each executive's stock ownership and also shows the number of shares of convertible preferred stock, Series D, held in the Employee Stock Ownership Plan ("ESOP") fund of the SSRP that are not included in the beneficial ownership table.

	Common Shares Owned	Unexercised Option Shares	Restricted Stock	Deferred Stock Units	SSRP (Common Stock)	ESOP (Preferred Stock)
George J. Harad	6,611	1,471,100	260,300	38,814	10,065	865
Christopher C. Milliken	4,600	175,633	25,700	12,705	7,290	1,301
Theodore Crumley	1,247	369,500	74,200	4,216	21,639	823
John W. Holleran	79	292,800	60,000	12,165	5,499	1,283
John C. Bender	132	200,400	40,100	18,005	0	832
All executive officers as a group	14,685	2,871,258	528,400	103,917	45,305	6,370
(3)
Our executive officers (individually or as a group) do not own more than 1% of the company's Series D Preferred Stock (ESOP).

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and any person who owns more than 10% of a registered class of our equity securities, to file reports of holdings and transactions in Boise shares with the SEC and the New York Stock Exchange. Based on our records and other information, we believe that in 2003 our directors and reporting officers met all applicable SEC filing requirements.

Ownership of More Than 5% of Boise Stock

        As of December 31, 2003, the table below describes each person or entity that we know to be the beneficial owner of more than 5% of any class of our voting securities.

	Voting Power		Investment Power		Total Amount of Beneficial Ownership	Percent of Class
Name and Address of Beneficial Owner
	Sole	Shared	Sole	Shared

Common Stock, $2.50 Par Value
Morgan Stanley 1585 Broadway New York, NY 10036	0	6,500,801	0	6,500,801	6,681,059	7.7%
Common Stock, $2.50 Par Value, and Common Stock Equivalents(1)
State Street Bank and Trust Company 225 Franklin St. Boston, MA 02110	2,035,397	5,155,839	2,152,317	4,348,024	6,500,341	7.2%
Convertible Preferred Stock, Series D(2)
State Street Bank and Trust Company, as Trustee for the Boise Cascade Corporation Employee Stock Ownership Plan (ESOP) 225 Franklin St. Boston, MA 02110	0	4,117,827	0	4,117,827	4,117,827	100%

(1)
State Street Bank and Trust Company, as trustee for three of the company's defined contribution plans and for the Employee Stock Ownership Plan ("ESOP") fund of the Savings and Supplemental Retirement Plan, reported on a Schedule 13G that it was the beneficial owner of 6,500,341 shares of the company's common stock. This represents 3,191,379 shares of the company's common stock and 4,117,827 shares of the company's Convertible Preferred Stock, Series D (held by the ESOP). The shares of preferred stock held by the ESOP are convertible into approximately 3,308,962 shares of common stock (using a conversion ratio of 1 share of preferred stock = .80357 common shares). Included in the reported shares were 1,039,062 shares of Boise common stock held by State Street as trustee for the company's defined contribution plans (approximately 15.98% of the total shares held). These shares represent approximately 1.1% of the company's common stock outstanding as of December 31, 2003. The trustee, subject to participants' instructions, has voting and investment authority for the shares held in the company's plans and for the ESOP shares. State Street Bank and Trust Company has sole voting power for 2,035,397 shares and sole investment power for 2,152,317 shares not held as trustee for the company's benefit plans.

(2)
The shares of preferred stock held by the ESOP represent approximately 4.5% of the company's voting securities outstanding as of December 31, 2003. For further information regarding the Series D preferred stock, see footnote (1) above.

 Compensation Tables

        The following tables present compensation information for our chief executive officer and the five next most highly compensated executive officers.

Summary Compensation Table

		Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Other Annual Compensation($) (3)		Restricted Stock Awards ($) (4)	Securities Underlying Options/ SARs (#) (5)	All Other Compensation ($) (6)

George J. Harad, Chairman and Chief Executive Officer	2003 2002 2001	$1,000,008 1,000,008 975,009	$783,608 882,807 531,304	$	— — —	$6,835,637 — —	— 335,700 297,000	$245,526 211,303 173,851
Christopher C. Milliken, Senior Vice President and Chief Executive Officer, Boise Office Solutions	2003 2002 2001	547,965 531,600 508,377	314,432 368,678 238,032		— — —	637,103 — —	— 61,700 61,900	149,117 90,405 60,467
Theodore Crumley, Senior Vice President and Chief Financial Officer	2003 2002 2001	462,204 456,654 430,003	247,288 265,213 151,933		— — —	1,839,418 — —	— 86,700 72,600	80,831 67,764 58,392
John W. Holleran, Senior Vice President, Human Resources and General Counsel	2003 2002 2001	412,008 409,008 388,506	204,886 236,410 138,123		— — —	1,487,400 — —	— 60,300 52,900	87,443 68,810 60,061
John C. Bender, Senior Vice President, Boise Building Solutions	2003 2002 2001	394,608 392,208 369,756	216,623 226,426 132,943		— — —	994,079 — —	— 44,000 52,900	93,565 78,327 60,797

(1)
Includes amounts deferred under the company's SSRP and 2001 Key Executive Deferred Compensation Plan.

(2)
Payments, if any, under the company's variable incentive compensation program. See "Annual Variable Incentive Compensation (Bonus)" on page 18. The amounts reported for Mr. Milliken in 2001 and 2002 include $60,375 and $60,375, respectively, earned under the Boise Cascade Office Products Corporation (BCOP) Key Executive Retention and Incentive Plan, which was adopted by the company in connection with its repurchase of BCOP's outstanding minority interest in 2000. As a result of regulatory changes that affected the company's existing split-dollar life program for executive officers, Boise elected to terminate this benefit plan for the named executives in 2003. For 2003, the company made a special, one-time benefit to the named executives that allowed them, if they so chose, to pay directly the 2003 annual premium payment for the split-dollar life policy in order to maintain coverage while other life insurance alternatives were pursued. The amounts reported for Messrs. Harad, Crumley, Holleran, and Bender were $116,403, $46,830, $26,198, and $35,482, respectively.

(3)
The amounts, if any, shown in this column reflect the amount of federal income tax incurred by the named executive and paid by the company relating to various executive officer benefits. The cost incurred by the company during these years for various other perquisites provided to each of the named executive officers is not included in this column, because the amount did not exceed the lesser of $50,000 or 10% of the executive's compensation during each year.

(4)
Awards under the company's long-term incentive compensation program. See "Long-Term Incentive Compensation (Restricted Stock Awards)" on page 18. The dollar values shown in this column are based on our closing stock price on the date of grant. Messrs. Milliken, Crumley, Holleran, and Bender were granted 25,700, 74,200, 60,000, and 40,100 shares of restricted stock, respectively, on July 31, 2003. The closing price of Boise's common stock on that date was $24.79. Some or all of these shares may vest prior to July 31, 2006 (but no earlier than January 31, 2005), if key performance goals are met. The performance goals include both stock price appreciation and cash flow requirements. The stock price performance objectives include four share price appreciation levels. If the share price trades at or above the price level for 10 consecutive trading days, 25% of the grant is eligible for accelerated vesting for each level that is achieved, but in no case sooner than January 31, 2005. The cash flow performance goal restricts the number of shares that can vest in any year (on a fair market value basis) to a specified percentage of the company's cash flow for the prior year. Shares that would have otherwise vested according to the terms of the award but do not vest due to this restriction will be forfeited. The cash flow performance goals do not apply to any shares that vest pursuant to a change in control.

Mr. Harad was granted 140,300 shares of restricted stock on July 31, 2003, and an additional 120,000 shares of restricted stock on October 17, 2003. The closing price of Boise's common stock on July 31, 2003, was $24.79, and the closing price of Boise's common stock on October 17, 2003, was $27.98. Each of Mr. Harad's grants is subject to the same performance-based vesting schedule applicable to Messrs. Milliken, Crumley, Holleran, and Bender, as described in the immediately preceding paragraph. In addition, Mr. Harad's October 17 grant is subject to additional performance criteria related to the timely acquisition and integration of OfficeMax and the evaluation of strategic alternatives for the company's paper and building solutions businesses. Before any shares may vest, Boise's Executive Compensation Committee must determine, in its sole and absolute discretion, whether Mr. Harad has satisfied these additional performance criteria. Depending on that determination, the committee may maintain the full amount of the granted shares or reduce the number of shares that will vest to a lesser amount, including a reduction to zero.

As of December 31, 2003 (based on a closing price of Boise's common stock on that date of $32.86), Mr. Harad's 260,300 restricted shares had a value of $8,553,458; Mr. Milliken's 25,700 restricted shares had a value of $844,502; Mr. Crumley's 74,200 restricted shares had a value of $2,438,212; Mr. Holleran's 60,000 restricted shares had a value of $1,971,600; and Mr. Bender's 40,100 restricted shares had a value of $1,317,686. Dividends accrue on these restricted shares and are paid at vesting.

(5)
Grants under the company's Key Executive Stock Option Plan.

(6)
Amounts disclosed in this column include the following:

Name	Year	Company Matching Contributions to the Executive Officer Deferred Compensation or SSRP Plans ($)(*)	Above-Market Accruals of Interest on Executive Officer Deferred Compensation Plans Balances ($)	Company Allocations to the Employee Stock Ownership Plan ($)	Company- Paid Portion of Executive Officer Life Insurance Programs ($)

George J. Harad	2003	$153,838	$82,688	$—	$9,000
	2002	114,952	81,315	—	15,036
	2001	82,090	71,536	—	20,225
Christopher C. Milliken	2003	73,860	42,023	—	33,234
	2002	42,968	42,535	—	4,902
	2001	20,936	34,655	—	4,876
Theodore Crumley	2003	31,510	37,570	—	11,751
	2002	26,498	35,056	—	6,210
	2001	20,747	29,990	—	7,655
John W. Holleran	2003	39,291	31,131	—	17,021
	2002	32,842	30,113	—	5,855
	2001	27,474	25,389	—	7,198
John C. Bender	2003	60,176	22,642	—	10,747
	2002	49,348	24,245	—	4,734
	2001	37,606	17,068	—	6,123

(*)
The company's 2001 Key Executive Deferred Compensation Plan, into which the accrued account balances under its previous deferred compensation plans were merged (with the exception of some of the accrued account balances under the 1982 Executive Officer Deferred Compensation Plan), is an unfunded plan. Under this plan, executive officers may irrevocably elect to defer receipt of a portion (6% to 25%) of their base salary and bonus until termination of employment or beyond. For amounts deferred through December 31, 2003, a participant's account is generally credited with imputed interest at a rate equal to 130% of Moody's Composite Average of Yields on Corporate Bonds or with stock units. Each stock unit is equal in value to one share of the company's common stock. The company makes an additional contribution to each participant's stock unit account equal to 25% of the participant's contribution. In addition, participants may choose to receive their company matching contribution (normally made to each participant's SSRP ESOP Fund) in either Boise's deferred compensation plan or its SSRP. The matching contribution is equal to $.70 on the dollar ($.50 on the dollar for Boise Office Solutions participants) up to the first 6% of eligible compensation. The company's SSRP is a profit-sharing plan qualified under Section 401(a) of the Internal Revenue Code that contains a cash or deferred arrangement meeting the requirements of Section 401(k) of the Code.

Stock Option Table

        This table sets forth the shares acquired and gross value (without adjustment for personal income taxes and fees, if any) realized by the top five executives when they exercised their stock options during 2003 and also states the year-end gross value of unexercised stock options held by these executives.

Aggregate Option/SAR Exercises for 2003 and 2003 Option/SAR Values

Name	Shares Acquired Upon Exercise	Value Realized(1)	Number of Securities Underlying Unexercised Options/SARs at 12/31/03(#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options/SARs at 12/31/03($) Exercisable/ Unexercisable(2)

George J. Harad	39,200	$154,856	1,471,100/0	$4,681,923/0
Christopher C. Milliken	—	—	175,633/0	607,042/0
Theodore Crumley	9,300	34,410	369,500/0	1,000,950/0
John W. Holleran	12,800	47,921	292,800/0	828,877/0
John C. Bender	—	—	200,400/0	304,017/0

(1)
The "value realized" represents the difference between the option's exercise price and the value of the company's common stock at the time of exercise.

(2)
This column indicates the aggregate amount, if any, by which the common stock share price on December 31, 2003, $32.86, exceeded the options' exercise price.

 Equity Compensation Plan Information

        Our shareholders have approved all the company's equity compensation plans, including the Director Stock Compensation Plan (DSCP) and 2003 Boise Incentive and Performance Plan (BIPP). These plans are designed to further align our directors' and management's interests with the company's long-term performance and the long-term interests of our shareholders. In 2003, our shareholders also approved an amendment increasing the number of shares of common stock available for issuance under the BIPP.

        The following table summarizes the number of shares of our common stock that may be issued under our equity compensation plans as of December 31, 2003.

Equity Compensation Plan Information

Plan Category(*)	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants, and Rights(#)	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)(#)

Equity compensation plans approved by security holders	8,457,888	$32.16	5,919,144
Equity compensation plans not approved by security holders	—	—	—
Total	8,457,888	$32.16	5,919,144

(*)
The number of securities to be issued upon the exercise of outstanding options, warrants, and rights also includes options previously granted under the Director Stock Option Plan and 1984 Key Executive Stock Option Plan. Both of these plans were replaced by the Boise Incentive and Performance Plan. Neither (a) interests in shares of common stock in the Boise Cascade Common Stock Fund or Series D Preferred Stock in the Employee Stock Ownership Plan (ESOP) fund held by the trustee of the company's 401(k) Savings and Supplemental Retirement Plan nor (b) the deferred stock unit component of the company's 2001 Key Executive Deferred Compensation Plan is included in this table. For information regarding the number of shares of common stock and ESOP preferred stock held by the 401(k) trustee, see "Ownership of More Than 5% of Boise Stock" on page 23. For information regarding the deferred stock unit component of our DCP, see the "Summary Compensation Table" on page 24. As of December 31, 2003, there were 158,667 stock units outstanding in the deferred stock unit component of the DCP.

 Other Benefit Plans

Deferred Compensation

        Under our 1982 Executive Officer Deferred Compensation Plan, executive officers elected before January 1, 1987, could defer between 6% and 10% of their total compensation earned during a period of four years. In addition, each participant could elect to have an amount up to 3.6% of his or her compensation imputed to deferrals under the plan in lieu of matching contributions to the Savings and Supplemental Retirement Plan ("SSRP"). This plan is not funded, and its cost is largely offset by participant salary deferrals.

        The benefit payable to each participant under this plan upon retirement at age 65 is determined by the amount of salary deferred, any amount we have contributed, and the number of years to normal retirement age at the time of contribution. We pay the benefits in equal monthly installments up to 15 years. Participants may also elect to receive their accrued balance in a lump sum, but they will incur a 10% penalty and will be suspended from making contributions to any of our deferred compensation plans for a period of 12 months.

        The following table outlines the contributions and benefits under this plan for Mr. Harad as of December 31, 2003. Mr. Harad is the only one of our named executive officers to participate in this plan.

Name	Projected Years of Service Upon Attainment of Age 65	Participant's Total Contribution	Annual Benefit at Age 65

George J. Harad	38	$87,225	$118,120

Pension Plan

        In 2003, we amended our defined benefit pension plan. The pension plan previously entitled each vested employee, including executive officers, to receive a pension benefit at normal retirement (age 65) equal to 1.25% of the average of the highest five consecutive years of compensation out of the last 10 years of employment, multiplied by the employee's years of service.

        Our pension plan now entitles each vested employee, including executive officers, to receive a pension benefit at normal retirement equal to:

  •
  1.25% of the average of the highest five consecutive years of compensation (as defined in the plan) out of the last 10 years of employment, multiplied by the participant's years of service through December 31, 2003, plus

  •
  1% of the average of the highest five consecutive years of compensation (as defined in the plan) out of the last 10 years of employment multiplied by the participant's years of service after December 31, 2003.

        The following table reflects estimated annual benefits payable based on various compensation and years of service combinations.

Pension Plan Table

	Years of Service
Remuneration	15	20	25	30	35	40

$300,000	$56,250	$75,000	$93,750	$112,500	$131,250	$150,000
400,000	75,000	100,000	125,000	150,000	175,000	200,000
500,000	93,750	125,000	156,250	187,500	218,750	250,000
600,000	112,500	150,000	187,500	225,000	262,500	300,000
700,000	131,250	175,000	218,750	262,500	306,250	350,000
800,000	150,000	200,000	250,000	300,000	350,000	400,000
900,000	168,750	225,000	281,250	337,500	393,750	450,000
1,000,000	187,500	250,000	312,500	375,000	437,500	500,000
1,200,000	225,000	300,000	375,000	450,000	525,000	600,000
1,400,000	262,500	350,000	437,500	525,000	612,500	700,000
1,600,000	300,000	400,000	500,000	600,000	700,000	800,000

        Benefits under the plan for existing Boise Office Solutions participants, including executive officers, were frozen as of December 31, 2003, with one additional year of service granted to those participants on January 1, 2004, based on a 1% (rather than 1.25%) formula. Effective November 1, 2003, new employees, rehired employees, or hourly employees who transfer to a salaried position are not eligible to participate in the Boise Cascade Corporation Pension Plan for Salaried Employees.

        Under the plan, "compensation" is the employee's base salary plus any amounts earned under the company's variable incentive compensation programs (only "Salary" and "Bonus" from the Summary Compensation Table). As of December 31, 2003, the average of the highest five consecutive years of compensation for 1994 through 2003 and the years of service for the named executives are as follows:

Name	Compensation	Years of Service

George J. Harad	$1,533,684	33
Christopher C. Milliken	744,375	26
Theodore Crumley	593,506	33
John W. Holleran	526,577	25
John C. Bender	456,920	34

        As shown in the Pension Plan Table above, benefits are computed on a straight-life annuity basis and are not offset by social security or other retirement-type benefits. An employee is 100% vested in his or her pension benefit after five years of service, except for breaks in service. If an employee is entitled to a greater benefit under the plan's formula than the Internal Revenue Code allows for tax-qualified plans, the excess benefits will be paid from the company's general assets under the unfunded Supplemental Pension Plan. The Supplemental Pension Plan will also provide payments to the extent that participation in the deferred compensation plans has the effect of reducing an individual's pension benefit under the qualified plan.

        In the event of a change in control (as defined in the plan), the plan restricts our ability or our successor's ability to recoup surplus plan assets, if any exist. In general, after a change in control, the participants and beneficiaries will receive the plan's surplus assets, if any, on a pro rata basis if the plan is terminated, merged, or consolidated with another plan, or the assets are transferred to another plan. After a change in control, a majority (in both number and interest) of plan participants and beneficiaries must consent to amend this provision.

Supplemental Early Retirement Plan

        The Supplemental Early Retirement Plan applies to executive officers:

  •
  55 years old or older;

  •
  who have ten or more years of service;

  •
  who have served as an executive officer for at least five full years; and

  •
  who retire before age 65.

        Eligible officers receive an early retirement benefit prior to age 65 equal to the benefit calculated under the Pension Plan for Salaried Employees without reduction due to the officer's early retirement.

Executive Officer Agreements

        Our executive officers have agreements that formalize their severance benefits if the executive officer is terminated after a change in control of the company (as defined in the agreement). The agreements provide severance benefits and protect other benefits that the officers have already earned or reasonably expect to receive under our employee benefit plans. The officer will receive the benefits provided under the agreement if, after a change in control, the officer's employment is terminated other than for cause or disability (as defined in the agreement) or if the officer terminates employment after actions (as specified in the agreement) that adversely affect the officer are taken. Under the agreement, the officer must remain employed with us for six months following the first potential change in control.

        These agreements help ensure that we will have the benefit of these officers' services without distraction in the face of a potential change in control. The board of directors believes that the agreements are in the best interests of our shareholders and the company.

        The benefits under the agreements include:

  •
  the officer's salary through the termination date;

  •
  severance pay equal to three times the officer's annual base salary and target incentive pay, less any severance pay that the officer receives under the severance pay policy for Executive Officers, which is currently the amount of the officer's annual base salary;

  •
  pay for accrued but unused time off according to our "Your Time Off" policy;

  •
  any earned but unpaid bonus under the Boise Incentive and Performance Plan (or any substitute plan) for the year preceding termination;

  •
  an award under the Boise Incentive and Performance Plan (or any substitute plan) equal to the greater of:

  (a)
  the officer's target award prorated through the month in which the officer is terminated; or

  (b)
  the actual award through the end of the month prior to termination based upon the award criteria for the applicable plan, prorated through the month in which the officer is terminated;

  •
  additional pension benefits, including immediate eligibility under the Supplemental Early Retirement Plan, with two additional years of age and service granted to vice presidents and three additional years of age and service granted to senior vice presidents and higher (not applicable to Boise Office Solutions executive officers); and

  •
  other employee benefits.

        The agreements provide four additional benefits. First, we will maintain for up to one year for vice presidents and up to three years for senior vice presidents and higher all employee benefit plans and programs in which the officer was entitled to participate immediately prior to termination, or we will substitute similar arrangements. Second, we will pay premiums for our supplemental life insurance plan for three years following a change in control of the company. Third, if there is a dispute, we will pay reasonable legal fees and expenses that the officer incurs to enforce his or her rights or benefits under the agreement. Fourth, we will increase the officer's total payments under the agreement to cover any excise taxes imposed by the Internal Revenue Service as a result of such payments.

        The estimated amount of payments and other benefits (not including legal fees, if any) each named executive officer would receive under the agreement based on 2003 compensation figures (in excess of the benefits to which the officer is entitled without the agreement) is:

• George J. Harad	$8,793,057
• Christopher C. Milliken	3,704,481
• Theodore Crumley	3,421,086
• John W. Holleran	3,832,390
• John C. Bender	3,137,893

(Payments that would be made subsequent to the termination date have been discounted as of December 31, 2003, at a rate of 4.22%, according to the requirements of Section 280G of the Internal Revenue Code.) Actual payments made under the agreements at any future date would vary, depending in part upon what the executive has accrued under the variable compensation plans and benefit plans and upon the market price of our common stock.

        Each agreement is effective until December 31, 2006. The agreements are automatically extended each January 1 for a new three-year period, unless we notify the officers by September 30 of the preceding year that we do not wish to extend the agreements.

Deferred Compensation and Benefits Trust

        The company has established a deferred compensation and benefits trust. The trust will not increase the benefits to which any individual participant is entitled under the covered plans and agreements. If a potential change in control or an actual change in control of Boise (as defined in the plans and the agreements) occurs, the trust will be funded at the discretion of Boise's Executive Compensation Committee. If the trust is, in fact, funded, it will pay benefits to participants and beneficiaries under our nonqualified and unfunded deferred compensation plans and the executive officer agreements in accordance with the plans and agreements. The trustee will receive fees and expenses either from us or from the trust assets. If the company becomes bankrupt or insolvent, the trust assets will be accessible to the claims of the company's creditors.

Indemnification

        To the extent that Delaware law permits, we will indemnify our directors and officers against liabilities they incur in connection with actual or threatened proceedings to which they are or may become parties and that arise from their status as directors and officers. We insure, within stated limits, the directors and officers against these liabilities. The aggregate premium on the insurance policies for 2003 was $1,050,218.

 Corporate Governance

        We maintain a corporate governance page on our website that includes key information about our corporate governance initiatives. That information includes our Corporate Governance Guidelines, Code of Ethics, and charters for our Audit, Executive Compensation, and Governance and Nominating Committees, as well as our Committee of Outside Directors. The corporate governance page can be found at www.bc.com, by clicking on "Investor Relations," and then "Corporate Governance." You also may obtain copies of these policies and codes by contacting our Corporate Communications Department, 1111 West Jefferson Street, PO Box 50, Boise, Idaho 83728, or by calling 208/384-7990.

        Our policies and practices reflect corporate governance initiatives that comply with the New York Stock Exchange listing requirements and the corporate governance requirements of the Sarbanes-Oxley Act, including:

  •
  our board of directors adopted clear corporate governance policies, including independence standards for determining director independence;

  •
  with the exception of Mr. Harad, our chairman and CEO, Boise's board has determined that all our directors meet the independence requirements of the New York Stock Exchange;

  •
  all members of our Audit, Executive Compensation, and Governance and Nominating Committees are independent;

  •
  our board committee charters clearly establish their respective roles and responsibilities;

  •
  our non-management directors meet at least twice a year without management present, under the direction of our lead director;

  •
  we have a Code of Ethics that applies to all Boise's officers, directors, employees, associates, and agents and to any company that we own or manage;

  •
  our internal audit function maintains critical oversight over the key areas of our business, financial processes, and controls and reports regularly to our Audit Committee;

  •
  we have a toll-free reporting service available that permits employees to report violations of our Code of Ethics or other issues of significant concern on a confidential basis; and

  •
  callers on our toll-free reporting service may request that an issue relating to accounting, internal accounting, internal controls, or auditing be reported to the Audit Committee.

 Other Information

Shareholder Proposals for the 2005 Annual Meeting

        If you wish to submit a proposal to be included in our 2005 proxy statement, we must receive it no later than November 12, 2004.

        All other proposals to be presented at the meeting must be delivered to our corporate secretary, in writing, no later than January 26, 2005. According to our Bylaws, your notice must include:

  •
  a brief description of the business you wish to bring before the meeting and the reasons for conducting the business at the meeting;

  •
  your name and address;

  •
  the class and number of shares of our stock that you beneficially own; and

  •
  any material interest you have in the business to be brought before the meeting.

        The chairperson of the meeting may disregard any business not properly brought before the meeting according to our Bylaws.

Shareholder Nominations for Directors

        If you wish to suggest a nominee for the Governance and Nominating Committee's consideration, write to Karen E. Gowland, vice president and corporate secretary, 1111 West Jefferson Street, PO Box 50, Boise, Idaho 83728. You should describe in detail your proposed nominee's qualifications and other relevant biographical information and indicate whether the proposed nominee is willing to accept nomination.

        The Governance and Nominating Committee will consider director nominees from shareholders for election at the annual shareholders meeting if our corporate secretary receives a written nomination not less than 30 days or more than 60 days in advance of the meeting. According to our Bylaws, your notice of nomination must include:

  •
  your name and address;

  •
  each nominee's name, age, and address;

  •
  each nominee's principal occupation or employment;

  •
  the number of shares of our stock that the nominee beneficially owns;

  •
  the number of shares of our stock that you beneficially own;

  •
  any other information that must be disclosed about nominees in proxy solicitations under Regulation 14A of the Securities Exchange Act of 1934; and

  •
  each nominee's executed consent to serve as our director if elected.

        The chairperson of the meeting may disregard any nomination not made in accordance with the above procedures.

Boise's Annual Report on Form 10-K

        We are mailing you our 2003 Form 10-K with this proxy statement. Additional copies of our Annual Report on Form 10-K can be obtained at no charge from our Corporate Communications Department, 1111 West Jefferson Street, PO Box 50, Boise, Idaho 83728, 208/384-7990. Our SEC filings, including our 2003 Form 10-K, are available online, at no charge, at www.bc.com, Investor Relations, SEC filings, or through the Securities and Exchange Commission's website at www.sec.gov.

        We request that you promptly sign, date, and return the enclosed proxy so that it will be available for use at the meeting.

                      Karen E. Gowland
                       Vice President
                      and Corporate Secretary

March 8, 2004

 APPENDIX A
Audit Committee Charter

        RESOLVED THAT: Pursuant to Section 23 of the corporation's Bylaws, the Board of Directors hereby adopts the following charter for the Audit Committee ("Committee") of the Board of Directors. This charter shall govern the Committee's scope of responsibility and actions:

1.
Purpose: The Board established this Committee to oversee the company's accounting and financial reporting processes, system of internal controls, and the audits of the company's financial statements. The Committee shall also assist the Board in the oversight of the company's compliance with legal and regulatory requirements; the independence, performance, and qualifications of the independent auditor; and the performance of the company's internal audit function.

2.
Committee Membership: The Committee shall consist of at least five members. All members of the Committee shall meet the independence requirements for audit committee members as established by the New York Stock Exchange. The members of the Committee shall be appointed by the independent members of the Board on the recommendation of the Governance and Nominating Committee and may be removed by the Board in its discretion. All members shall have sufficient financial experience and ability to enable them to discharge their responsibilities and at least one member of the Committee must be a financial expert, as that term is defined by the Securities and Exchange Commission.

3.
Committee Authority and Responsibilities. The Committee shall:

3.1	Discuss with management and the independent auditor the annual audited financial statements and quarterly financial statements, including matters required to be reviewed under applicable legal, regulatory, or New York Stock Exchange requirements;
3.2	Discuss with management and the independent auditor, as appropriate, earnings press releases, analyst guidance, and other financial information provided to the public;
3.3
Recommend, for shareholder approval, the independent auditor to examine the company's accounts, controls, and financial statements. The Committee shall have the sole authority and responsibility to select, terminate, and determine the compensation of the independent auditor. The Committee or an authorized Committee member must preapprove any audit and permitted nonaudit service provided to the company by the company's independent auditor;
3.4
Discuss with management and the independent auditor, as appropriate, any audit problems or difficulties and management's response and the company's risk assessment and risk management policies, including the company's major financial risk exposure and steps taken by management to monitor and mitigate such exposure;
3.5
Review the company's financial reporting and accounting standards and principles, significant changes in such standards or principles or in their application, and the key accounting decisions affecting the company's financial statements, including alternatives to, and the rationale for, the decisions made;
3.6	Review and approve the internal corporate audit staff functions, including: (i) purpose, authority, and organizational reporting lines and (ii) annual audit plan, budget, and staffing;

3.7
Review, with the chief financial officer, the controller, the director of internal corporate audit functions, or such others as the Committee deems appropriate, the company's internal system of audit, financial, and disclosure controls and the results of internal audits;
3.8
Obtain and review at least annually a written report from the independent auditor delineating: the auditing firm's internal quality- control procedures; any material issues raised within the preceding five years by the auditing firm's internal quality-control review, by peer reviews of the firm, or by any governmental or other inquiry or investigation relating to any audit conducted by the firm. The Committee will also review steps taken by the auditing firm to address any findings in any of the foregoing reviews. Also, to assess auditor independence and the absence of conflicts of interest, the Committee will review at least annually all relationships between the independent auditor and the company;
3.9	Prepare and publish an annual Committee report in the company's proxy statement;
3.10	Set policies for hiring employees or former employees of the company's independent auditor;
3.11
Review and investigate matters pertaining to the integrity of management, including conflicts of interest or adherence to codes of ethics as required in the policies of the company. In connection with these reviews, the Committee will meet, as deemed appropriate, with the general counsel and other company officers and employees; and
3.12	Establish procedures concerning the submissions, receipt, retention, and treatment of complaints and concerns regarding accounting, internal accounting controls, or audit matters.
4.
Committee Procedure:

4.1	The Committee shall review and reassess this Charter annually and recommend any proposed changes to the Board.
4.2
The Committee will meet as often as necessary, but not less than quarterly, to carry out its responsibilities. The Committee shall meet separately with management, with the corporate audit staff, and with the company's independent auditors. The meetings may be called by the Committee chair, the chairman of the Board, or the CEO.
4.3	The Committee shall keep minutes and shall report Committee activities to the Board.
4.4	The Committee shall annually review its own performance.
4.5
The Committee shall have the authority to retain any accounting firm to assist it in the carrying out of its responsibilities and shall have sole authority to approve the firm's fees and the other terms and conditions of the firm's retention. The Committee shall also have the authority to obtain advice and assistance from internal or external legal, accounting, or other advisors as it deems appropriate.
4.6	The Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the company.
4.7	This standing resolution will remain in effect until it is duly modified or rescinded. This supersedes all prior board or committee resolutions with respect to this subject matter.

This Notice and Proxy Statement is printed on Lightweight Opaque paper produced by
Boise's papermakers at our St. Helens, Oregon, mill.
Boise is a trademark of Boise Cascade Corporation.

ANNUAL MEETING OF SHAREHOLDERS, APRIL 15, 2004

PROXY FOR THE
CONVERTIBLE PREFERRED STOCK, SERIES D

BOISE CASCADE CORPORATION	1111 West Jefferson Street P.O. Box 50 Boise Idaho 83728-0001
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The trustee signing this card appoints George J. Harad, John W. Holleran, and Karen E. Gowland as proxies, each with the power to appoint a substitute. They are directed to vote all the shares of Boise Cascade Corporation stock held of record by the trustee on February 23, 2004, at the company's annual meeting to be held on April 15, 2004, and at any adjournment of that meeting. They are also given discretionary authority to vote on any other matters that may properly be presented at the meeting.

The Board of Directors recommends a vote FOR all nominees listed below, FOR proposal 2, and AGAINST proposal 3.

1.	Election of Directors:	Claire S. Farley Rakesh Gangwal	Gary G. Michael A. William Reynolds
		FOR	WITHHOLD
Claire S. Farley
Rakesh Gangwal
Gary G. Michael
A. William Reynolds
2.	Appointment of KPMG LLP as independent accountants for 2004:
	SHARES FOR:	SHARES AGAINST:	SHARES ABSTAINING:

3.	Shareholder proposal regarding separation of position of chairman of the board and chief executive officer:
	SHARES FOR:	SHARES AGAINST:	SHARES ABSTAINING:

This proxy will be voted according to your instructions. If you sign and return this proxy but do not vote on these matters, then the nominees and proposal 2 will receive FOR votes and proposal 3 will receive an AGAINST vote. You, as trustee, must sign and return this proxy for the Plan shares to be counted.

This proxy provides voting authority for all holdings of Boise Cascade Corporation Convertible Preferred Stock, Series D (ESOP).

Please sign exactly as the name appears below, including your full title as trustee.

STATE STREET BANK AND TRUST COMPANY, as trustee for the Boise Cascade Corporation Savings and Supplemental Retirement Plan and Employee Stock Ownership Plan.	Shares

Date: April     , 2004

Signature of Trustee

Forward this form to Corporate Election Services,
P.O. Box 1150, Pittsburgh, PA 15230-9954

2

Dear Shareholder:

The Boise Cascade Corporation annual meeting of shareholders will be held in the company's corporate headquarters building in Boise, Idaho, at 2 p.m., Mountain daylight time, April 15, 2004. Shareholders of record on February 23, 2004, are entitled to vote by proxy, before or at the meeting.

Shareholders of record, including those holding shares in the Dividend Reinvestment Plan, may use the proxy card at the bottom of this page to designate proxies. As "named fiduciaries," participants in the Boise Cascade Corporation stock funds of the employee savings plans may also use this proxy card to instruct the plan trustee on how to vote. The trustee will vote any shares in the employee savings plans that are unvoted or unallocated in the same proportion as the shares voted by the participants.

Corporate Election Services, Inc., an independent tabulator, will receive and tabulate individual proxy/voting instruction cards.

Please indicate your voting preferences on the card, sign and date the card, and return it to the independent tabulator in the envelope provided. Your votes are confidential.

Thank you.

(fold and tear along perforation)

PROXY AND VOTING INSTRUCTION CARD	Boise Cascade Corporation
THIS PROXY AND THESE INSTRUCTIONS ARE SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.	Annual Meeting of Shareholders April 15, 2004

The shareholder signing this card appoints George J. Harad, John W. Holleran, and Karen E. Gowland as proxies, each with the power to appoint a substitute. They are directed to vote (as indicated on the reverse side of this card) all the shareholder's Boise Cascade Corporation stock held on February 23, 2004, at the company's annual meeting to be held on April 15, 2004, and at any adjournment of that meeting. They are also given discretionary authority to vote on any other matters that may properly be presented at the meeting. If the shareholder is a current or former company employee, this card also provides voting instructions to the Trustee for shares held in any company employee savings plans.

This proxy will be voted according to your instructions. If you sign and return the card but do not vote on these matters, then the nominees and proposal 2 will receive FOR votes and proposal 3 will receive an AGAINST vote.

Signature of Shareholder	Date
Signature of Shareholder	Date
You must sign as your name appears in the account registration printed to the left. Forward this card to Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230

Printed on Boise's 65# card stock.

PROXY AND VOTING INSTRUCTION CARD	Boise Cascade Corporation Annual Meeting of Shareholders
The Board of Directors recommends a vote FOR all nominees listed below.	April 15, 2004
1.	Election of Directors:		Claire S. Farley Rakesh Gangwal		Gary G. Michael A. William Reynolds
	☐	FOR all nominees (except as you may indicate otherwise)	☐	WITHHOLD AUTHORITY for all nominees	☐	WITHHOLD AUTHORITY for the following nominee(s) only:
Directors Recommend
2.	Appointment of KPMG LLP as independent accountants for 2004.					FOR	FOR ☐	AGAINST ☐	ABSTAIN ☐
3.	Shareholder proposal regarding separation of position of chairman of the board and chief executive officer.					AGAINST	FOR ☐	AGAINST ☐	ABSTAIN ☐

PROXY	Annual Meeting of Shareholders, April 15, 2004 1111 West Jefferson Street (83702) PO Box 50 Boise, Idaho 83728

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
The shareholder signing this card appoints George J. Harad, John W. Holleran, and Karen E. Gowland as proxies, each with the power to appoint a substitute. They are directed to vote all the shareholder's Boise Cascade Corporation stock held on February 23, 2004, at the company's annual meeting to be held on April 15, 2004, and at any adjournment of that meeting. They are also given discretionary authority to vote on any other matters that may properly be presented at the meeting.

The Board of Directors recommends a vote FOR all nominees listed below, FOR proposal 2, and AGAINST proposal 3.

1.	Election of Directors:		Claire S. Farley Rakesh Gangwal		Gary G. Michael A. William Reynolds
	☐	FOR all nominees (except as you may indicate otherwise)	☐	WITHHOLD AUTHORITY for all nominees	WITHHOLD AUTHORITY for the following nominee(s) only:
2.	Appointment of KPMG LLP as independent accountants for 2004.				☐ FOR	☐ AGAINST	☐ ABSTAIN
3.	Shareholder proposal regarding separation of position of chairman of the board and chief executive officer.				☐ FOR	☐ AGAINST	☐ ABSTAIN

This proxy will be voted according to your instructions. If you sign and return the card but do not vote on these matters, then the nominees and proposal 2 will receive FOR votes and proposal 3 will receive an AGAINST vote.

This card provides voting authority for all beneficial holdings of Boise Cascade Corporation shares.

Please sign exactly as your name appears below and date this card. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, give full title as such. When signing as a corporation, sign in full corporate name by an authorized officer. When signing as a partnership, sign in partnership name by an authorized person.

Signature of Shareholder	Date
Signature of Shareholder	Date

Forward this card to D. F. King (solicitor) or to Corporate Election Services (independent tabulator),
P.O. Box 1150, Pittsburgh, PA 15230

Backer for 10-965a 1/2004